EXHIBIT 99.1
U.S. AUTO PARTS NETWORK, INC. REPORTS THIRD QUARTER 2008 RESULTS

•	Net sales of $36.6 million
•	Adjusted EBITDA of $0.9 million
•	Acquisition of AutoMD

CARSON, California, October 30, 2008 ― U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), a leading online provider of automotive aftermarket parts and accessories, today reported financial results for the third quarter ended September 30, 2008.

Net sales for the third quarter were $36.6 million, a decrease of 3.2% from $37.8 million in the prior year period and a decrease of 15.1% from $43.1 million in the second quarter of 2008.  Net loss for the third quarter of 2008 was $0.5 million, or $0.02 per diluted share, compared to net income of $0.9 million, or $0.03 per diluted share for the prior year period.  Diluted EPS for the quarters ended September 30, 2008 and 2007 included amortization expense related to intangibles of $0.4 million or $0.01 per diluted share and $2.1 million or $0.07 per diluted share, respectively.   The Company generated Adjusted EBITDA of $0.9 million in the third quarter of 2008 compared to $4.1 million in the prior year period.  Adjusted EBITDA is a non-GAAP financial measure that further adjusts EBITDA to exclude share-based compensation expense of $0.8 million in the third quarter of 2008 and $0.5 million in the prior year period.  For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net income (loss), see Non-GAAP Financial Measures below.

 “We are disappointed we did not meet our own expectations this quarter and find a way to successfully fight through a very difficult economic environment as strongly as we would have liked,” stated Shane Evangelist, Chief Executive Officer.  “Because of our strong cash position and continued belief in the long-term opportunity, we will continue to execute our strategic plan.  We expect to invest in key areas of our business that will allow us to emerge from this downward cycle stronger and better positioned to capture market share.”

3Q 2008 Financial Highlights

·
Net sales for the third quarter ended September 30, 2008 were $36.6 million, a decrease of 3.2% from $37.8 million in the third quarter of 2007.  The decrease was primarily attributable to a decrease in our offline sales of 26.6% or $1.0 million.

·
Gross profit was $12.1 million or 33.0% of net sales for the third quarter of 2008 compared to $13.7 million or 36.2% of net sales for the third quarter of 2007.  The decrease in gross margin was primarily due to higher freight costs, higher raw material costs and lower vendor rebates.

·
Online advertising expense was $2.5 million or 6.8% of net sales for the third quarter of 2008 compared to $2.9 million or 7.7% of net sales for the prior year period which excludes $0.5 million of marketing co-op in the 2007 period to conform with current year presentation.  The decrease in advertising spend as a percent of sales is due to improvements in our ROI based spending model.

·
Marketing expense, excluding advertising expense, was $2.7 million or 7.4% of net sales for the third quarter of 2008 compared to $2.5 million or 6.6% of net sales in the prior year period.  The increase was primarily due to higher depreciation expense.

·
General and administrative expense was $4.2 million or 11.5% of net sales for the third quarter of 2008 compared to $3.2 million or 8.5% of net sales in the prior year period.  This increase was primarily due to $0.4 million of higher payroll and related costs, an increase of $0.3 million in amortization expense, a $0.2 million increase in stock based compensation and an increase of $0.1 million in professional fees compared to the prior year period.

·
Fulfillment expense was $2.3 million or 6.3% of net sales in the third quarter of 2008 compared to $1.9 million or 5.0% in the prior year period.  The increase in fulfillment was primarily due to higher costs in our third party distribution center in Tennessee and increased depreciation expense.

·
Technology expense was $1.0 million or 2.7% of net sales in the third quarter of 2008 compared to $0.4 million or 1.1% of net sales in the prior year period.  This increase was primarily related to increased headcount as well as a $0.2 million impairment of capitalized software development costs.

·	Capital expenditures for the third quarter of 2008 were $0.9 million which included $0.3 million of internally developed software and website development costs.

·
Cash, cash equivalents and short term investments were $33.1 million at September 30, 2008.  The Company includes $6.4 million of investments in auction rate preferred securities in long-term assets, which are not included in cash.

“While we are dissatisfied with our performance this quarter for both sales and profitability, we did execute in some areas well.  We eliminated $1.0 million per quarter in Marketing and G&A expenses that will reduce our fixed operating costs going forward,” stated Michael McClane, Chief Financial Officer.  “We expect to continue to be negatively impacted by macroeconomic conditions in the near term and plan to use this period to continue to build out a world-class enterprise.  As many of our competitors are facing liquidity concerns,  US Auto is well capitalized with over $33 million in cash that will enable us to not only survive, but to continue to intelligently invest in our future.”

3Q 2008 Operating Metrics

·	Conversion rate - The conversion rate in the third quarter of 2008 was 1.26% compared to 1.22% during the corresponding period of 2007 and 1.39% for the second quarter of 2008.

·	Customer acquisition cost - The customer acquisition cost in the third quarter of 2008 was $6 per customer, compared to $7 during the corresponding period of 2007 and $6 for the second quarter 2008.

·
Unique visitors - The number of monthly unique visitors in the third quarter of 2008 decreased 4.5% to 23.1 million compared to the third quarter of 2007, and a decrease of 4.1% over the second quarter of 2008.

·
Orders - The number of orders placed through our e-commerce websites was approximately 291,000 orders in the third quarter of 2008 compared to 297,000 in the corresponding period of 2007 and 334,000 in the second quarter of 2008.

·
Average order value - The average order value of purchases on our websites was $121 during the third quarter of 2008, down from $127 during the corresponding period of 2007, and down from $128 for the second quarter of 2008.

Guidance

Due to the uncertain market conditions, US Auto Parts will not be providing guidance at this time.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "Adjusted EBITDA,” which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest income (expense), net; (b) income tax provision (benefit); (c) amortization of intangibles and impairment loss; (d) depreciation and amortization; and (e) share-based compensation expense related to stock options.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses Adjusted EBITDA as a measurement of the Company's operating performance because it assists in comparisons of the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry.  Additionally, lenders or potential lenders use Adjusted EBITDA to evaluate the Company’s ability to repay loans.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net income (loss)	$(491)	$894	$(13,429)	$1,901
Interest (income) expense, net	(238)	(389)	(741)	(654)
Income tax provision (benefit)	(362)	633	(8,968)	1,309
Amortization of intangibles	365	2,097	4,560	6,251
Depreciation and amortization	916	328	2,674	870
EBITDA	190	3,563	(15,904)	9,677
Impairment loss on intangibles	—	—	18,445	—
Share-based compensation	750	532	2,068	1,562
Adjusted EBITDA	$940	$4,095	$4,609	$11,239

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the results today, Thursday, October 30, 2008, at 2:00 pm Pacific Time (5:00 pm Eastern Time).  The conference call will be conducted by Shane Evangelist, Chief Executive Officer and Michael McClane, Chief Financial Officer.  Participants may access the call by dialing (800) 762-8779 (domestic) or (480) 629-9041 (international).  In addition, the call will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.usautoparts.net where the call will be archived for two weeks.  A telephone replay will be available through November 13, 2008. To access the replay, please dial (800) 406-7325 (domestic) or (303) 590-3030 (international), passcode 3932404.  To view the press release or the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations section of the U.S. Auto Parts website at investor.usautoparts.net.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at www.partstrain.com and www.autopartswarehouse.com and the Company's corporate website is located at www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as ''anticipates,'' ''expects,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' "estimates," "may,'' ''will'' and variations of these words or similar expressions are intended to identify forward-looking statements.  These statements include, but are not limited to, the Company's expectations regarding its future operating results and financial condition, impact of changes in our key operating metrics, our potential growth, our liquidity requirements, and the status of our auction rate preferred securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.
Important factors that may cause such a difference include, but are not limited to, marketplace illiquidity; demand for the Company's products; the potential economic downturn that could adversely impact retail sales; increases in commodity and component pricing that would increase the Company’s per unit cost and reduce margins; the competitive and volatile environment in the Company's industry; the Company's ability to expand and price its product offerings, control costs and expenses, and provide superior customer service; the mix of products sold by the Company; the Company’s need to assess impairment of intangible assets and goodwill; the effect and timing of technological changes and the Company's ability to integrate such changes and maintain, update and expand its infrastructure and improve its unified product catalog;  the Company's ability to improve customer satisfaction and retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the Company's business plans both domestically and internationally; the Company's cash needs; any changes in the search algorithms by leading Internet search companies; and the Company’s ability to comply with Section 404 of the Sarbanes-Oxley Act and maintain an adequate system of internal controls; any remediation costs or other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC's website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

US Auto Parts®, Auto Parts Train™, PartsTrain®, Partsbin™, Kool-Vue™ and Auto-Vend™ are among the trademarks of U.S. Auto Parts.  All other trademarks and trade names mentioned are the property of their respective owners.

U.S. AUTO PARTS NETWORK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,122	$19,399
Marketable securities	—	22,650
Accounts receivable, net	1,489	2,907
Inventory, net	12,105	11,191
Deferred income taxes	831	831
Other current assets	2,953	1,808

Total current assets	50,500	58,786

Property and equipment, net	7,210	6,945
Intangible assets, net	3,710	26,444
Goodwill	14,201	14,201
Deferred income taxes	12,428	3,562
Investments	6,351	—
Other non-current assets	116	118

Total assets	$94,516	$110,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,821	$8,103
Accrued expenses	6,916	7,822
Notes payable	—	1,000
Capital leases payable, current portion	66	73
Other current liabilities	1,573	1,367

Total current liabilities	14,376	18,365
Capital leases payable, less current portion	—	48

Total liabilities	14,376	18,413

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at September 30, 2008 and December 31, 2007; 29,846,757 shares issued and outstanding at September 30, 2008 and December 31, 2007	30	30
Additional paid-in capital	145,534	143,223
Accumulated other comprehensive income	(73)	312
Accumulated deficit	(65,351)	(51,922)

Total stockholders’ equity	80,140	91,643

Total liabilities and stockholders’ equity	$94,516	$110,056

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$36,554	$37,787	$119,668	$123,642
Cost of sales	24,485	24,096	79,262	82,497

Gross profit	12,069	13,691	40,406	41,145
Operating expenses:
General and administrative (1)	4,170	3,184	13,381	9,715
Marketing (1)	5,240	4,917	17,842	15,738
Fulfillment (1)	2,322	1,920	6,787	5,499
Technology (1)	1,041	438	2,512	1,394
Amortization of intangibles and impairment loss	365	2,097	23,005	6,251

Total operating expenses	13,138	12,556	63,527	38,597
Income (loss) from operations	(1,069)	1,135	(23,121)	2,548
Other income:
Other income	(22)	3	(17)	8
Interest income, net	238	389	741	654

Other income, net	216	392	724	662
Income (loss) before income taxes	(853)	1,527	(22,397)	3,210
Income tax provision (benefit)	(362)	633	(8,968)	1,309

Net income (loss)	$(491)	$894	$(13,429)	$1,901

Basic and diluted net income (loss) per share	$(0.02)	$0.03	$(0.45)	$0.07
Shares used in computation of basic net income (loss) per share	29,846,757	29,837,538	29,846,757	27,744,016
Shares used in computation of diluted net income (loss) per share	29,846,757	30,009,891	29,846,757	28,749,521

___________________________________
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(1) Includes share-based compensation expense as follows:	2008	2007	2008	2007
General and administrative	$541	$389	$1,545	$1,196
Marketing	62	93	257	248
Fulfillment	37	29	100	70
Technology	110	21	166	48
Total share-based compensation expense	$750	$532	$2,068	$1,562

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2008	2007
Operating activities
Net income (loss)	$(13,429)	$1,901
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,674	870
Amortization of intangibles	4,560	6,251
Impairment loss on intangibles	18,445	—
Non-cash interest expense	—	273
Loss from disposition of assets	23	—
Share-based compensation expense	2,068	1,562
Deferred taxes	(8,866)	—
Changes in operating assets and liabilities:
Accounts receivable, net	1,418	302
Inventory, net	(914)	(3,147)
Other current assets	(1,162)	(748)
Other non-current assets	(8)	1,719
Accounts payable and accrued expenses	(3,080)	(1,442)
Other current liabilities	207	(639)
Net cash provided by operating activities	1,936	6,902

Investing activities
Additions to property and equipment	(2,894)	(3,488)
Proceeds from the sale of marketable securities	21,650	—
Purchases of marketable securities	(5,500)	(25,000)
Acquisition of assembled workforce and other intangible assets	(414)	(1,286)
Net cash provided by (used in) investing activities	12,842	(29,774)

Financing activities
Payments on credit line	—	(2,000)
Payments made on notes payable	(1,000)	(32,000)
Proceeds received on issuance of common stock in connection with initial public offering, net of offering costs	—	71,537
Payments on short-term financing	(56)	(51)
Proceeds from exercise of stock options		94

Net cash provided by (used in) financing activities	(1,056)	37,580

Effect of changes in foreign currencies	1	97

Net increase in cash and cash equivalents	13,723	14,805
Cash and cash equivalents at beginning of period	19,399	2,381
Cash and cash equivalents at end of period	$33,122	$17,186

Investor Contacts:

Michael McClane, Chief Financial Officer
U.S. Auto Parts Network, Inc.
michael@usautoparts.com
(310) 735-0085

Anne Rakunas / Laura Foster
ICR, Inc.
(310) 954-1100
anne.rakunas@icrinc.com
laura.foster@icrinc.com